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                                                                    EXHIBIT 99.1

                                                                   PRESS RELEASE

FOR IMMEDIATE RELEASE         Contact:  Carrie Doyle 312-580-4865 (investors)
---------------------                   Tom Lange 314-746-1236 (media)
                                        WWW.SMURFIT-STONE.COM


                          STONE CONTAINER CORPORATION,
              A WHOLLY-OWNED SUBSIDIARY OF SMURFIT-STONE CONTAINER
                CORPORATION, TO ISSUE $1.05 BILLION SENIOR NOTES

              PROCEEDS INCREASE FROM $500 MILLION ORIGINALLY SOUGHT

CHICAGO, January 19, 2001 -- Stone Container Corporation, a wholly-owned subsidiary of Smurfit-Stone Container Corporation (Nasdaq: SSCC), announced today it had entered into an agreement to sell $750 million of 9-3/4% Senior Notes due 2011 and $300 million of 9-1/4% Senior Notes due 2008. The transaction size was increased from the $500 million originally sought by Stone.

     The net proceeds of this issuance will be used to redeem (i) $300 million of senior subordinated debentures due on April 1, 2002, (ii) $45 million of convertible subordinated debentures due February 15, 2007, (iii) $500 million of first mortgage notes due October 1, 2002, and (iv) $200 million of senior notes due October 1, 2004. The offering is expected to close on January 25, 2001.

Pat Moore, Vice President and Chief Financial Officer of Smurfit-Stone, commented that "Favorable market conditions have allowed us to dramatically upsize this transaction, which will significantly improve the Stone credit profile, address all public debt maturities through 2006, and provide a meaningful reduction in interest expense going forward."

     The Notes are being sold to qualified institutional buyers in reliance on Rule 144A. The Notes will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

                                      # # #

SMURFIT-STONE CONTAINER CORPORATION IS THE PREMIER MANUFACTURER OF PAPER- AND PAPERBOARD-BASED PACKAGING. SMURFIT-STONE HOLDS INDUSTRY-LEADING POSITIONS IN THE PRODUCTION OF CONTAINERBOARD (INCLUDING WHITE-TOP LINERBOARD AND RECYCLED MEDIUM), CORRUGATED CONTAINERS, INDUSTRIAL BAGS, AND CLAY-COATED RECYCLED BOXBOARD; AND IS THE WORLD'S LARGEST PAPER RECYCLER. IN ADDITION, SMURFIT-STONE IS A LEADING PRODUCER OF FOLDING CARTONS, SOLID BLEACHED SULFATE, PAPER TUBES AND CORES, AND LABELS. THE COMPANY OPERATES MORE THAN 300 FACILITIES WORLDWIDE AND EMPLOYS APPROXIMATELY 40,000 PEOPLE.

STATEMENTS IN THIS PRESS RELEASE REGARDING STONE OR SMURFIT-STONE BUSINESS THAT ARE NOT HISTORICAL FACTS MAY BE "FORWARD-LOOKING STATEMENTS." FORWARD-LOOKING STATEMENTS ARE INHERENTLY SUBJECT TO RISKS, UNCERTAINTIES AND ASSUMPTIONS. IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM ANY SUCH FORWARD-LOOKING STATEMENTS ARE IDENTIFIED IN THE REPORTS AND DOCUMENTS STONE AND SMURFIT-STONE FILE FROM TIME TO TIME WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION.


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